Exhibit 99.1

Important Notice to Directors and Executive Officers of

Greater Bay Bancorp

Concerning the Blackout Period under 401(k) Plan

The Greater Bay Bancorp 401(k) Plan (the “401(k) Plan”) will be changing recordkeepers effective the week of October 2, 2006. In connection with this change, our current and former employees who participate in the 401(k) Plan will be temporarily unable to access their 401(k) Plan accounts, including being unable to:

•	direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of the Greater Bay Bancorp Common Stock Fund),

•	change their contribution rates,

•	receive distributions from the 401(k) Plan,

•	make hardship withdrawals from the 401(k) Plan, and

•	obtain 401(k) Plan loans.

This short-term period during which 401(k) Plan participants will be unable to exercise these rights qualifies as a “blackout period” under the Sarbanes-Oxley Act and related regulations, and therefore we must prohibit our directors and executive officers from trading in Greater Bay Bancorp stock (and related equity securities, such as stock options) during this period.

The blackout period for the 401(k) Plan will begin on Tuesday, September 26, 2006 at noon Pacific Time and is expected to end on October 16, 2006. You will receive a follow up notice informing you when the blackout period has ended. 401(k) Plan participants can determine whether the blackout period has ended by going on line to the new Plan Web site at http://www.benefits.ml.com, by calling the new automated 401(k) Plan Service Center at 800-228-4015, or by calling Bruce Elliott at 650-838-6149.

During the blackout period you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Greater Bay Bancorp stock. For example, you will be prohibited from:

•	transferring your own 401(k) Plan account into or out of Greater Bay Bancorp shares,

•	buying or selling shares of our stock on the open market (if you acquired those shares in connection with your services for Greater Bay Bancorp), and

•	exercising Greater Bay Bancorp stock options.

These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. The trading prohibition does not apply to certain exempt transactions, such as continuing your present salary deferral contributions into the 401(k) Plan, certain other “automatic” transactions, certain Rule 10b5-1 plan transactions and bona fide gifts.

Although during the blackout period you may engage in transactions involving shares of Greater Bay Bancorp stock that you did not acquire in connection with your services as a director or executive officer, the presumption is that any transaction involves shares acquired in connection with your services. To rebut the presumption, you must be able to identify the source of the shares and show that you used the same source “identification” for all purposes, such as tax reporting and Form 4 disclosure requirements. Of course, any transactions exempt under the blackout period remain subject to our general insider trading policy.

Any profit you realize from any non-exempt transaction involving Greater Bay Bancorp stock during the blackout period is recoverable by Greater Bay Bancorp. In addition, you are subject to civil and criminal penalties if you violate the blackout period rules. Accordingly, we strongly urge you to refrain from making any trades in our stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Bruce Elliott, Human Resources, 1900 University Circle, 6th Floor, East Palo Alto, CA 94303.